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                                                                   EXHIBIT 23.01

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Fairchild Semiconductor International, Inc.:

We consent to incorporation by reference in the registration statements [(Nos. 333-84439 and 333-31812)] on Form S-8 of Fairchild Semiconductor International, Inc. of our reports dated January 21, 2000, except as to Note 21, which is as of January 25, 2000, relating to the consolidated balance sheets of Fairchild Semiconductor International, Inc. and subsidiaries as of December 26, 1999 and May 30, 1999, the related consolidated statements of operations and stockholders' equity (deficit) for the seven months ended December 26, 1999 and for each of the years in the three-year period ended May 30, 1999, and the related consolidated statements of cash flows for the seven months ended December 26, 1999 and for the years ended May 30, 1999 and May 31, 1998, and the related schedule, which reports appear in, or are incorporated by reference in, the transition report on Form 10-K of Fairchild Semiconductor International, Inc. for the transition period from May 31, 1999 to December 26, 1999.

Our report refers to a change in the method of accounting for business process reengineering costs as a result of the Company adopting the provisions of the Emerging Issues Task Force Issue 97-13, "Accounting for Business Process Reengineering Costs."

                                            /s/ KPMG LLP

Boston, Massachusetts
March 22, 2000

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